Exhibit 99.(d)(xvi)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 4th day of February, 2025 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Series Fund, Inc. (the “Company”) with respect to its Classes named below (each, a “Portfolio”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to Developing Growth Portfolio, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management and administrative services fees and reimburse the Portfolio’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 1.04%.

2.	With respect to Dividend Growth Portfolio, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management and administrative services fees and reimburse the Portfolio’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.99%.

3.	With respect to Fundamental Equity Portfolio, Lord Abbett agrees for the time period set forth in paragraph 4 below to waive all or a portion of its management and administrative services fees and reimburse the Portfolio’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses, interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 1.08%.

4.	This Agreement will be effective from May 1, 2025 through April 30, 2026. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord, Abbett & Co. LLC

By:	/s/ Randoph A. Stuzin
Randolph A. Stuzin
Member and Chief Legal Officer

Lord Abbett Series Fund, Inc.

By:	/s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President, Secretary and Chief Legal Officer
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